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                                                                    EXHIBIT 5.8


                                 LEVY & SALOMAO
                                A D V O G A D O S


                                                AV. BRIG. FARIA LIMA, 2601
LUIZ ROBERTO DE ASSIS                           12(0)ANDAR - 01452-924
(55 11) 3365-5118                               SAO PAULO - SP - BRASIL
lassis@levysalomao.com.br                       TEL(11)3365-5050
                                                FAX(11)3365-5048

                                                SCN - QUADRA 4 - BLOCO B
                                                6(0)ANDAR - SL 603A - 70714-906
                                                BRASILIA - DF - BRASIL
                                                TEL(61)3426-6070
                                                FAX(61)3426-6091

                                                PRAIA DE BOTAFOGO, 440
                                                15(0)ANDAR - 22250-908
                                                RIO DE JANEIRO - RJ - BRASIL
                                                TEL(21)2223-6363
                                                FAX(21)2223-6379

                                                www.levysalomao.com.br


                                1244/5473
                                Sao Paulo,
                                August 1st, 2005


Novelis Inc.
3399 Peachtree Road, NE, Suite 1500
Atlanta, Georgia 30326


Re: US$1,400,000,000 7-1/4% Senior Notes due 2015 of Novelis Inc.


Ladies and Gentlemen:

                  In connection with the registration under the U.S. Securities Act of 1933 (the "Securities Act") of (a) $1,400,000,000 principal amount of 7-1/4% Senior Notes due 2015 (the "Notes") of Novelis Inc., a corporation organized under the laws of Canada (the "Company"), to be issued in exchange for the Company's outstanding 7-1/4% Senior Notes due 2015 pursuant to an Indenture, dated as of February 3, 2005 (the "Indenture"), among the Company, the subsidiaries of the Company party thereto (collectively, the "Guarantors") and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), and (b) the Guarantees (the "Guarantees") of each of the Guarantors endorsed upon the Notes, we, as Brazilian counsel to Novelis do Brasil Ltda. (the "Brazilian Guarantor"), have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, and upon the basis of the assumptions and subject to the reservations set out below, we advise you that, in our opinion:

i) Brazilian Guarantor has been duly organized and is an existing corporation under the laws of the Federative Republic of Brazil;

ii) the Indenture has been duly authorized, executed and delivered by Brazilian


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                                 LEVY & SALOMAO
                                A D V O G A D O S

         Guarantor;

iii)     the Guarantees have been duly authorized by Brazilian Guarantor, and

iv) when the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture and the Notes and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Guarantees will constitute valid and legally binding obligations of Brazilian Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  The foregoing opinion is limited to the laws of the Federative Republic of Brazil and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We express no opinion on the need of authorizations from, communications to, or filings with, the Agencia Nacional de Energia Eletrica ("ANEEL").

                  We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by each of the parties thereto (other than Brazilian Guarantor), the Notes have been duly authorized by the Company, the Guarantees have been duly authorized by the Guarantors (other than Brazilian Guarantor) and that the Company and the Guarantors (other than Brazilian Guarantor) have been duly organized and are existing corporations in good standing under the laws of their respective jurisdictions of organizations, assumptions which we have not independent verified.

                  In addition, the opinion set out in this letter is based upon the following assumptions which we have not independent verified:

i) the genuineness of all signatures, the conformity to the originals of all documents supplied to us as copies and the authenticity of the originals of such documents;

ii) the absence of any other arrangements between the parties to the documents examined by us which modify or supersede any of their terms;

iii) the absence of any other corporate acts or decisions of Brazilian Guarantor which modify or supersede the decisions evidenced by the corporate acts examined by us, including but not limited to the resolution of the Brazilian Guarantor's shareholders dated January 13, 2005 which authorized the granting of the


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                                 LEVY & SALOMAO
                                A D V O G A D O S


         Guarantees by Brazilian Guarantor; and

iv) the validity of the Notes, the Indenture and the Guarantees under, and their conformity with, the law chosen to govern them.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading "Validity of the Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,



                                         LEVY & SALOMAO ADVOGADOS
                                     /s/ By: Luiz Roberto de Assis